EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-163110, 333-172483, 333-196642, and 333-218380 on Form S-3; Registration Statement Nos. 333-222166, 333-217903 and 333-216290 on Form S-4 and in Registration Statement Nos. 333-116573, 333-168794, 333-200542 and 333-215991 on Form S-8 of our reports dated November 13, 2018, relating to the consolidated financial statements of Beazer Homes USA, Inc. and subsidiaries (the "Company"), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Beazer Homes USA, Inc. for the year ended September 30, 2018.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
November 13, 2018